Exhibit 26(h)(xiv)

Amendment No. 5 dated 3-1-2012 to Participation Agreement
among Variable Insurance Products’ Funds, Fidelity Distributors Corporation
and Monumental Life Insurance Company (formerly, Peoples Benefit Life Insurance Company)
dated 12-1-2000

AMENDMENT OF AGREEMENTS

This amendment (the Amendment) to the Participation Agreement between Monumental Life Insurance Company, formerly known as Peoples Benefit Life Insurance Company, Fidelity Distributors Corporation and Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III and Variable Insurance Products Fund V dated December 1, 2000, as amended (the “Agreement”) is effective as of March 1, 2012.

1.	A new section, numbered consecutively, is added to each Agreement as follows:

Confidential Information.

For purposes of this Agreement, “Proprietary Information” shall be defined as any confidential or proprietary information of you or us (each a “Party: and collectively the “Parties”) or their respective affiliates provided to the other party during the term of this Agreement, including, but not limited to confidential customer lists, information relating to customer accounts, and other proprietary and confidential information related to a Party’s business or customers, or owned by a Party’s customers; provided, however, that nothing in this paragraph or otherwise shall be deemed to prohibit or restrict either Party or their affiliates in any way from soliciting any product or service directed at, without limitation, the general public, any segment thereof or any specific individual provided such solicitation is not based upon any such Proprietary Information.  The term “Proprietary Information” shall not include (i) information lawfully in the possession of a Party or its affiliates prior to its receipt from the other Party and without obligation of confidentiality; (ii) information which, without any fault of the other Party, is or becomes available in the public domain; (iii) information subsequently disclosed on a non-confidential basis by a third party not known by the disclosing Party as having a confidential relationship with the Parties and which rightfully acquired such information; (iv) information that is independently developed by a Party; (v) information communicated with the express written consent of the other Party; or (vi) information legally requested or required to be disclosed pursuant to a competent judicial order or other legal, administrative or regulatory process.

Neither Party gains any ownership of the other Party’s Proprietary Information hereunder and each Party agrees that any Proprietary Information provided to it by the other Party shall at all times remain the sole property of the other Party.

Each Party acknowledges that the Proprietary Information of the other Party is valuable and must be kept confidential.  Each party shall hold the Proprietary Information of the other Party confidential and shall limit access to such Proprietary Information to its employees and agents whose use of such Proprietary Information is necessary for the conduct of its business.  Each Party shall take commercially reasonable steps to prevent unauthorized disclosure or use of the Proprietary Information of the other Party.

Each Party acknowledges that either Party delivering confidential customer information may be subject to certain laws and regulations regarding the privacy and protection of consumer information, and that any receipt or use of confidential customer information by either Party may also be subject to compliance with such state and federal laws and regulations, including, if applicable the laws and regulations of the Comomonwealth of Massachusetts.
The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2.	All other terms and provisions of the Agreements not amended herein shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

MONUMENTAL LIFE INSURANCE COMPANY

By:  /s/ Steven R. Shepard
Name: Steven R. Shepard
Title: Vice President

FIDELITY DISTRIBUTORS CORPORATION

By:  /s/
Name:
Title:

VARIABLE INSURANCE PRODUCTS FUND
VARIABLE INSURANCE PRODUCTS FUND II
VARIABLE INSURANCE PRODUCTS FUND III
VARIABLE INSURANCE PRODUCTS FUND V

By:  /s/ Joseph F. Zambello
Name: Joseph F. Zambello
Title: Deputy Treasurer